Exhibit 5.1

February 16, 2010

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Blvd., Suite 700,

Beverly Hills, California 90212

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) being filed by Kennedy-Wilson Holdings, Inc., a Delaware Corporation (the “Company”), with the Securities and Exchange Commission, relating to 2,475,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued and sold pursuant to the Company’s 2009 Equity Participation Plan, as amended (the “2009 Plan” and such shares to be issued under the 2009 Plan, the “Shares”).

We are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the 2009 Plan will be duly and validly issued, fully paid and non-assessable.

We consent to the use of our name in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP